EXHIBIT 99.1

January 27, 2020

To: Executive Officers and Members of the Board of Ingersoll-Rand plc (the “Company” or “we”)

Re:    Statutory Window Period

Federal securities laws require the Company to provide this notice to its Directors and Executive Officers.

The Company is making changes to the Ingersoll-Rand Stock Fund, one of the investment options in the Ingersoll-Rand Company Employee Savings Plan, the Ingersoll-Rand Company Employee Savings Plan for Bargained Employees, the Ingersoll-Rand Individual Account Retirement Plan for Bargaining Unit Employees at the Buffalo, New York Plant, the Ingersoll-Rand Retirement Savings Plan for Participating Affiliates in Puerto Rico, the Trane 401(k) and Thrift Plan and the Ingersoll Rand Industrial U.S., Inc. Employee Savings Plan (collectively, the “Plans”).

Effective February 27, 2020, after the close of market (generally 4:00 p.m. Eastern time), the Ingersoll Rand Stock Fund will be
Converted into two new stock funds within the Plans.

Because of the conversion, participants will be temporarily unable to request exchanges or obtain loans or distributions that involve Plan assets invested in the Ingersoll-Rand Unitized Stock Fund. This time period (referred to as the “Blackout Period”) is scheduled to begin on February 27, 2020, at the close of market (generally 4:00 p.m. Eastern time) and is expected to end the week of March 1, 2020.

Under the Sarbanes-Oxley Act of 2002, we are required to provide you with notice that during the Blackout Period, you are generally prohibited from directly or indirectly purchasing or acquiring any of the ordinary shares of the Company due to your service as an executive officer or director of the Company, and you may not directly or indirectly sell or transfer any ordinary shares of the Company that you acquired in connection with your service as an executive officer or director regardless of whether you are a participant in any of the Plans. Ordinary shares of the Company subject to these restrictions include any shares you received under the Plans, any incentive stock plan, the Director Deferred Compensation Plan I, the Director Deferred Compensation Plan II, the Executive Deferred Compensation Plan I, the Executive Deferred Compensation Plan II and the Supplemental Employee Savings Plan. You also may not exercise any stock options during the Blackout Period.  In addition, the rule against “indirect” sales or purchases, etc., can extend these prohibitions to transfers or acquisitions of ordinary shares of the Company by immediate family members living with you or trusts or other entities in which you have an interest.

The trading prohibition above does not apply, however, to certain transactions, such as qualified Rule 10b5-1 trading plan transactions and bona fide gifts. Although there are certain limited exempt transactions, the rules are complex, and engaging in a transaction that violates the rules could result in both civil and criminal penalties. Please contact Evan M. Turtz at (704) 655-4000 or 800-E Beaty Street, Davidson, North Carolina 28036, before you, any immediate family member living with you or any trust or other entity in which you have an interest engages in any acquisition, sale or other disposition of ordinary shares of the Company during the Blackout Period, if you believe that a transaction in which you have an interest may occur during the Blackout Period, or if you have any questions concerning this notice.

During the Blackout Period and for a period of two years after the expiration of the Blackout Period, executive officers and directors of the Company, and security holders or other interested persons, may obtain, without charge, information about this notice or about the actual beginning and ending dates of the Blackout Period by contacting Evan M. Turtz at the number and/or address above. We will provide an updated notice to you when the Blackout Period ends.

Please keep in mind that the expected end of the Blackout Period on or around the week of March 1, 2020 for the Plans will in no way affect any other prohibition on trading in ordinary shares of the Company, including the normal prohibition on trading in ordinary shares of the Company while in possession of material non-public information.